Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between ENSTAR (US) INC., a Delaware corporation (the "Company"), and NAZAR ALOBAIDAT ("Employee"). The Company is a subsidiary of Enstar Group Limited (collectively, with its subsidiaries, “Enstar”). This Agreement is effective as of September 9, 2016 (“Effective Date”).

1.Employment Period. Subject to the satisfactory completion of background and reference checks and proof of legal work authorization, the Company agrees to employ Employee, and Employee hereby agrees to accept such employment, subject to the terms and conditions of this Agreement, for the period commencing on September 23, 2016 (the “Start Date”) and ending on the date that Employee’s employment with the Company terminates (“Termination Date”) pursuant to the provisions of this Agreement (“Employment Period”).

2.Terms of Employment.

(a)Position and Duties. During the Employment Period, Employee shall serve as Enstar’s Chief Investment Officer, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company. During the Employment Period, Employee shall faithfully perform all of the duties and responsibilities for the position and shall devote his best efforts and full time and attention to the business of Enstar (except for vacation periods and reasonable periods of absence for illness or incapacity as not prohibited by the Company’s general employment policies and the terms of this Agreement). Employee shall directly report to the Enstar Chief Executive Officer, who shall have authority to change such reporting line in his discretion. The Employee will be based in the Company’s offices in Jersey City, New Jersey, although it is understood that Employee may be required to visit other offices and locations from time to time and that Employee’s position will require travel. Notwithstanding the foregoing, Employee may devote reasonable time to personal and professional activities, including without limitation participation in committees, professional associations, and board memberships, in each case so long as such activities are in accordance with the Code of Conduct and approved in writing by Enstar’s Chief Executive Officer.

(b)Compensation.

(i)    Base Salary. During the Employment Period, Employee shall receive a base salary ("Base Salary"), initially at an annualized rate of Four Hundred Fifty Thousand Dollars ($450,000), payable in accordance with the Company's standard payroll practices (currently, semi-monthly on the 15th and last day of the month) and subject to statutory payroll deductions and withholdings. Employee acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Base Salary of Employee will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company. The Company’s annual salary review is conducted on April 1 of each year. Employee will first be eligible for a merit increase in 2018.

(ii)    Discretionary Bonus Plan. For the period of Employee's employment, Employee will be eligible to participate In the Enstar annual discretionary performance bonus program established by Enstar from time to time. Currently, the Discretionary Bonus Plan is based upon Employee's performance and the profitability of Enstar. Payment of a bonus, if any, is not a wage and is not earned or accrued or payable until the date that it is actually tendered to Employee. If awarded, any bonus shall be payable at such time as the Company pays annual bonuses generally to its employees, but in no event later than April 30 following the end of each year; provided, however, that the payment of any bonus Is conditioned upon Employee being actually employed by the Company on the date bonuses are paid to the Company's employees that year.

(A)For the performance period beginning on Employee's Start Date and ending on December 31, 2016, Employee will receive a bonus of no less than One Hundred Fifty Thousand Dollars ($150,000), provided that Employee has not either been terminated for Cause or resigned prior to the date bonuses are paid to the Company's employees that year.

(B)For performance year periods beginning on January 1, 2017, Employee’s target bonus is 100% of Base Salary.

(iii)    Employee Benefit Plans. During the Employment Period, Employee shall be eligible to participate in the Company’s group health and welfare insurance programs beginning on the first of the month coinciding with or following the Start Date. These benefits are subject to change, with advance notice to Employee as required by law, in the Company’s discretion.

(iv)    401(k) Plan. Employee shall be eligible to participate in the Company's 401(k) plan (subject to plan eligibility requirements), as such plan is amended from time to time in the Company's discretion. If Employee elects to participate in the Company's 401(k) plan, and such plan provides for employee matching contributions during his participation, the Company will make matching contributions, in accordance with the terms of the Company's plan. As of the date of this Agreement, the Company's plan provides for it to provide a matching contribution to Employee’s account in an amount equal to 100% of the first 6% of Employee's eligible compensation per payroll, contributed to the 401(k) plan as pre-tax contributions, and that Employee will be 100% vested in Employee's own pre-tax contributions and Employer's matching contributions when made. These terms are subject to change in the future, in the Company's discretion. Enrollment elections will become effective as soon as administratively feasible.

(v)    Paid Time Off. Employee shall be entitled to twenty-five (25) business days of paid time off ("PTO") per year in accordance with the Company's PTO policy. Employee's PTO allowance for 2016 will be pro-rated based on his Start Date. PTO must he scheduled and taken in accordance with the Company's PTO policy, as may be amended from time to time.

(vi)    Expenses. The Company shall reimburse Employee for reasonable business expenses incurred in the performance of his duties in accordance with Enstar’s expense reimbursement guidelines, as may be amended from time to time.

(vii)    Deductions and Withholding. The Company shall deduct and withhold from any salary or benefits or other compensation payable to Employee all federal, state, local, and other taxes and all other amounts as required by applicable law, rule or regulation.

(c)Policies and Procedures. The employment relationship between the parties shall be governed by the general employment practices, policies, and procedures of the Company, and Employee agrees to comply with all of Enstar’s practices, policies, and procedures in effect from time to time.

3.Other Activities.

(a)Activities. During the Employment Period, Employee shall not, without the prior written consent of the Company in its sole discretion as signed by a duly authorized officer of the Company, (I) accept or engage in any employment other than with Enstar, (ii) solicit the business of any client or customer of Enstar other than on behalf of Enstar, and/or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that does or may be expected to interfere with the obligations of Employee under this Agreement or that might create a conflict of interest with Enstar.

(b)No Conflict. Employee represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his duties under this Agreement will not violate any obligations he may have to any former employer or other person or entity, including any obligations with respect to proprietary or confidential information of any such employer or other person or entity or with respect to non-competition. By signing this Agreement, Employee confirms that he has not used or disclosed and that he will not use or disclose, for any purpose whatsoever, any confidential, proprietary, or trade secret information belonging to any former employer or other person or entity.

4.Confidentiality Agreement and Intellectual Property. Employee agrees to sign, at the commencement of the Employment Period, the Company’s standard confidentiality agreement. Employee agrees to cooperate fully with Enstar, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of intellectual property rights in Enstar-related developments. Employee agrees to sign, both during and after the Employment Period, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which Enstar may deem necessary or desirable in order to protect its rights and interests in any Enstar-related development. If the Company is unable, after reasonable effort, to secure Employee's signature on any such papers, Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-infact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-related development. Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which he now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

5.At-Will Employment; Termination Without Cause by Company.

(a)At-Will Employment. The employment of employee shall be at-will at all times hereunder, notwithstanding any provision to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by Employee and a duly authorized officer of the company other than Employee.

(b)Termination without Cause. The Company may unilaterally terminate the employment of Employee at any time without Cause as defined in paragraph 7 below upon thirty (30) days' advance written notice. If Employee's employment is terminated by the Company without Cause, then upon Employee's signing (and non-revocation) of a separation agreement containing a plenary release of claims in a form acceptable to the Company, Employee shall be entitled to receive, In addition to all earned compensation through his Termination Date, salary continuation at his then-current Base Salary for the greater of: (I) three (3) months after the Termination Date or (ii) the number of pay periods required by the Employer's Severance Pay Plan, provided, however, that all salary continuation not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto.

6.Termination by Employee. Employee also may terminate his employment with the Company at any time for any reason or no reason by providing ninety (90) days' advance written notice to the Company ("Notice Period"). During such Notice Period, Employee shall continue to diligently perform all of his duties hereunder. The Company shall have the option, in its sole discretion, to make Employee's termination effective at any time prior to the end of such Notice Period as long as the Company pays Employee all compensation to which Employee ls entitled up through the last day of the Notice Period.

7.Other Terminations of Employment.

(a)Termination for Cause. The Company may immediately terminate the employment of Employee for Cause upon the occurrence of any of the following events (each a “Cause”):

(i)Conviction or plea to a felony or a crime involving fraud, misrepresentation, or misconduct;

(ii)Indictment for a felony or a crime involving fraud, misrepresentation, or misconduct; provided, however, that in the event Employee is subsequently acquitted of such crime or the indictment is subsequently dismissed, Employee shall be entitled to all severance benefits following a termination without Cause;

(iii)Failure by Employee to follow lawful written instructions from Employee's supervisor or the Board of Directors of the Company;

(iv)Failure to perform Employee's duties hereunder following written notice and a reasonable opportunity to cure, if curable, within a time frame determined by the Company, but no less than twenty (20) days from such notice;

(v)Material gross neglect by Employee in the performance of his duties hereunder following written notice and a reasonable opportunity to cure, if curable, not to exceed twenty (20) days from such notice;

(vi)Fraud, dishonesty, or willful misconduct in connection with Employee's employment;

(vii)Breach of fiduciary duty related to the business or affairs of the Company;

(viii)Employee's material breach of any written employment agreement with the Company, following written notice and a reasonable opportunity to cure, if curable, not to exceed ten (10) days from such notice; or

(ix)Willful conduct that may be materially harmful to the business, Interests, or reputation of Enstar, including any material violation of Enstar written policy;

provided, however, that any right to cure hereunder shall not be applicable to two or more of the same or similar or related breaches, acts, or omissions.

In the event of a termination for Cause, the Company shall pay to Employee all compensation to which Employee is entitled up through the Termination Date, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

(b)By Death. The employment of Employee shall terminate automatically upon Employee's death. The Company shall pay to Employee's beneficiaries or estate, as appropriate, any compensation to which Employee would have been entitled up through the date of death; and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of the heirs or devisees of the Employee to the benefits of any life insurance plan or policy or other applicable benefits.

(c)By Disability. If Employee becomes eligible for the long term disability benefits of the Company or if, in the reasonable opinion of the Board of Directors of the Company, Employee is unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent not prohibited by law, the Company may terminate Employee's employment. The Company shall pay to Employee all compensation to which Employee is entitled up through the Termination Date; and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this paragraph shall affect Employee's rights under any disability plan in which Employee is a participant.

8.Return of Property. Upon termination of employment with the Company, Employee agrees to promptly return to the Company and not retain any and all property, equipment, documents, data, and materials of the Company of any kind in the possession and/or control of Employee.

9.Cooperation in Pending Work. Following any termination of Employee's employment, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees or contractors of the Company. Employee shall also reasonably cooperate in the defense of any action brought by any third party against the Company that relates in any manner to Employee's acts or omissions while employed by the Company. The Company's request for cooperation pursuant to this paragraph shall take into consideration Employee's personal and business commitments and the amount of notice provided to Employee. The Company will reimburse Employee, in accordance with Company policy, for reasonable expenses incurred as a result of Employee's cooperation pursuant to this paragraph.

10.Non-Compete and Non-Solicitation.

(a)During the term of his employment with the Company and for a period of six (6) months immediately after the date his employment terminates for any reason other than termination by the Company without

Cause ("Non-Compete Period"), Employee agrees that Employee will not, directly or indirectly, as a principal, agent, employee, consultant, contractor, partner, shareholder, or in any other capacity perform work or services for or become affiliated with a "Competitor" of Enstar. As set forth in Section 6 above, If Employee resigns his employment, Employee must provide the Company with at least ninety (90) days advance written notice before the proposed termination date. Following Employee's delivery of notice of intent to resign, the Company may elect to utilize all or part of the Notice Period for the purposes of working with the Employee to, among other things, transition the Employee's job responsibilities (the Transition Period"). Within ten (10) business days of receiving; the Employee's notice of intent to resign, the Company shall notify the Employee as to the duration of any Transition Period. The Non-Compete Period shall be reduced by the number of Transition Period days, if any, selected by the Company. The term "Competitor" shall include any company engaged in the insurance and reinsurance run-off or any other business in which Enstar or any of its affiliates has been engaged at any time during the last six (6) months of Employee's employment with the Company and to which Employee has rendered services or about which Employee has acquired confidential information at any time during the last six (6) months of Employee's employment with the Company, and, in each case, in any jurisdiction in which Enstar or any of its affiliates has conducted substantial business during the last six (6) months of Employee's employment with the Company.

(b)During the term of his employment with the Company and for a period of six (6) months immediately after the date his employment terminates for any reason, Employee agrees that Employee will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the customers, business, or prospective customers of the Company, or request or cause any of the above to cancel or terminate any part of their relationship with the Company, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of the Company to leave the service of the Company for any reason or take any other action that may cause any such individual to terminate his relationship with the Company.

11.Injunctive Relief. Employee acknowledges that the remedy at law for any Employee breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company, in addition to all other available remedies (including without limitation seeking such damages as it has sustained by reason of such breach), shall be entitled to seek injunctive or any other appropriate form of equitable relief.

12.Alternative Dispute Resolution.

(a)Arbitrable Claims. To ensure the rapid, economical, and private resolution of any disputes which may arise concerning the relationship between Employee and the Company, the parties hereby agree that any and all disputes, claims or controversies (collectively "disputes") in any manner arising out of or relating to or in connection with this Agreement or any of the breach, termination, enforcement, interpretation or validity thereof, including but not limited to any of the employment of Employee or any termination of employment (subject to the following proviso, "Arbitrable Claims"), shall be resolved to the fullest extent not prohibited by law by final and binding arbitration administered by the American Arbitration Association or its successor ("AAA"} pursuant to its then applicable employment arbitration rules and procedures ("AAA Rules"); provided, however, that notwithstanding the foregoing or any contrary provision of this Agreement, binding arbitration shall not be applicable to any dispute relating to (i) any of the ownership or scope or validity or enforceability of any patent, copyright, trade mark, trade secret or other intellectual property or intellectual property rights or the infringement or misappropriation or violation thereof or (ii) the Company's request for injunctive relief. Subject to the foregoing proviso, Arbitrable Claims shall include without limitation claims for breach of contract (express or implied), tort of any kind, employment discrimination (including harassment), as well as all claims based on any federal, state, or local law, statute, or regulation, and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other comparable state laws.

(b)Arbitration Procedures. The arbitration of Arbitrable Claims shall be in accordance with the AAA Rules and shall take place in New York, New York before a single neutral arbitrator, unless otherwise agreed by the parties. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Employee shall have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any manner related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this provision.

(c)Class Arbitration Waiver. Any arbitration will be conducted and resolved on an individual basis and not a class-wide, multiple plaintiff, or similar basis. Any arbitration will not be consolidated with any other arbitration proceeding involving any other person.

13.Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything herein to the contrary:

(a)As determined by the Company, to the extent any provision herein constitutes a "nonqualified deferred compensation plan" under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), which provides for the payment of compensation provides to Employee upon his "separation from service" under Section 409A(a)(2)(A)i) of the Code, and Employee is a "specified employee" under Section 409A(a)(2)(B)(i) of the Code, then any such compensation or benefit otherwise payable to Employee shall be suspended and not be paid to Employee until the «date that is six (6) months after the date of his separation from service and any amounts suspended during such six-month period shall be paid once benefits commence. The right to any series of installment payments hereunder shall be treated for purposes of Section 409A of the Code as a right to a series of separate payments.

(b)The provisions herein, and plans and arrangements referenced hereunder, are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and may be limited, construed and interpreted in accordance with such intent. References in this Agreement to "termination of employment" or word to similar effect shall mean a "separation from service" as defined in final regulations promulgated under Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code may be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision may be null and void.

(c)To the extent Employee is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) Employee shall receive such reimbursements and benefits for the period set forth in this Agreement: and, if no such period is specified, Employee shall receive such reimbursements and benefits for the term of this Agreement, (ii) the amount of such reimbursements and benefits Employee receives in one year shall not affect amounts provided in any other year, (iii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iv) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit.

(d)No acceleration of any payment, including separation payments, shall be permitted if such acceleration would result in Employee being taxed under Section 409A of the Code.

14.Section 280G of the Code. If any payment or benefit due under this Agreement, together with all other payments and benefits that Employee receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 14, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Employee as a result of this Section 14 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 14 shall be made by the Company's independent public accounting firm, or by another advisor mutually agreed to by the parties.

15.Indemnification. Company shall indemnify and defend the Employee against all claims arising out of Employee's activities as an officer or employee of Company or its affiliates to the fullest extent permitted by law and under Company's organizational documents, except that the Company shall not indemnify and defend the Employee against any such claims brought against the Employee by the Company or any of its affiliates.

16.General Provisions.

(a)Entire Agreement. This Agreement (including the Company’s standard confidentiality agreement) is the entire and final agreement and understanding of the parties relating to the subject matter hereof and shall supersede all prior or other current negotiations, agreements, representations, warranties and understandings between the parties or any subsidiaries or other affiliates of a party. Notwithstanding the foregoing, the Company acknowledges It is aware of the letter to Employee from Enstar Group Limited dated September 9, 2016 regarding a recommendation to the Compensation Committee of a long-term incentive award.

(b)Assignment; Binding Effect. This Agreement is a personal service contract, and neither this Agreement nor any rights or obligations hereunder may be assigned or transferred or delegated or otherwise disposed of by Employee without the prior written consent of the Company, which may be withheld in its sole discretion, and any purported assignment or transfer or delegation or other disposition by Employee without such consent shall be null and void. Employee acknowledges and agrees that the Company has the right and power to assign or transfer or delegate or otherwise dispose of this Agreement or any rights or obligations hereunder in its sole discretion and in whole or in part, whether by merger, consolidation, reorganization, sale or other transfer or disposition of assets or stock or operation of law or otherwise. Subject to the foregoing restrictions on Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives, successors and permitted assigns of Employee. There are no intended third-party beneficiaries under this Agreement, except as expressly stated herein.

(c)Amendments, Waivers. This Agreement or any provision hereof may not be amended otherwise except by a writing signed by Employee and by a duly authorized representative of the Company other than Employee. Any waiver of any provision of this Agreement must be in writing and executed by the party waiving such provision. The waiver of a party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(d)Severability. If any provision of this Agreement shall be held by a court or arbitrator of competent jurisdiction to be invalid or unenforceable or void, such provision shall be enforced to the fullest extent not prohibited by law and shall be revised to the extent necessary to make such provision a valid and enforceable and legal provision consistent with the original intent and economic effect of such provision, and the remaining provisions hereof will remain in full force and effect. In addition, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it, so as to be enforceable under applicable law.

(e)Governing Law. This Agreement and all matters arising out of or relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflict of law rules, subject to the application of the Federal Arbitration Act.

(f)Attorney’s Fees. In any arbitration proceeding or other action or proceeding arising out of or relating to this Agreement, the parties agree that the prevailing party in the proceeding or action shall be entitled to an award of all reasonable attorneys' fees and costs incurred by the prevailing party.

(g)Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (i) when delivered personally, by courier, or by e-mail or (ii) five (5) business days after having been sent by registered or certified mall, return receipt requested, postage prepaid. All notices shall be sent to the respective addresses set forth in the signature page of this Agreement. Any party may change its notice address or e-mail address by notifying the other party of such change in compliance with this Section.

(h)Taxes. All amounts paid under this Agreement shall be subject to and paid less all applicable federal, state, local and other applicable tax withholdings.

(i)Representations. Each party represents and warrants that such party has the full right, power and authority to enter into, execute and deliver this Agreement and to perform its or his obligations hereunder, and that this Agreement shall constitute its or his valid and legally binding agreement enforceable In accordance with its terms.

(j)Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

(k)Interpretation. When the context requires, the plural shall include the singular and the singular the plural; and any gender shall include any other gender. All references to "including" or "includes" or any variation thereof shall be deemed to include the terms "without limitation. The words "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole. To the extent not prohibited by law, this Agreement shall not be construed against the drafter. Section headings are not part of this Agreement and are only for the convenience of the parties.

(l)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be deemed as effective as originals.

(m)Employee Acknowledgment. Employee hereby acknowledges that he has had the opportunity to consult legal counsel concerning this agreement, that he has read and understands the agreement, that he is fully aware of its legal effect, and that he has entered into the agreement freely and based on his own judgment and not on any representations or promises other than those expressly provided in this agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

ENSTAR (US) Inc.

By: /s/ Paul Brockman                        Dated: September 9, 2016
Name: Paul Brockman
Title: CEO Enstar (US) Inc.

Employee:

/s/ Nazar Alobaidat                        Dated: September 9, 2016
Name: Nazar Alobaidat